Exhibit 99.1

[The CIT Group, Inc. Logo]

                                                      Contact:
                                                      James J. Egan, Jr.
                                                      Executive Vice President
                                                      Investor Relations
                                                      (973) 535-5911
FROM: THE CIT GROUP, INC.
      1211 AVENUE OF THE AMERICAS
      NEW YORK, NY  10036

FOR IMMEDIATE RELEASE
---------------------

o  CIT REPORTS 61.2% RISE IN THIRD QUARTER NET INCOME

o  PAST DUES DECLINE

o  EFFICIENCY RATIO IMPROVES

      NEW YORK, NEW YORK, October 26, 2000 --- The CIT Group, Inc. (Common
Stock: NYSE - CIT, TSE - CIT.U and Exchangeable Shares: TSE - CGX.U) today announced record third quarter 2000 net income of $156.2 million, up 61.2% from $96.9 million reported for the same period of 1999. Nine-month record earnings totaled $451.5 million, up from $285.1 million in 1999. The third quarter 2000 net income performance reflects improved finance margin and continued expense control, as well as consistent credit quality, in comparison to the second quarter.

      Earnings per diluted share for the third quarter were $0.60, unchanged from the year ago quarter. Nine-month earnings per diluted share were $1.72, compared to $1.76 for the same period of 1999. Before the amortization of goodwill, third quarter 2000 earnings per diluted share were $0.67 compared to $0.62 for the same period of 1999, and improved to $1.93 from $1.81 for the nine months ended September 30, 2000 and 1999, respectively.

      "While recording the highest quarterly net income in our history, CIT also continued our progress on integration goals, reduced credit delinquency rates, and announced a major new vendor relationship with Agilent Technologies. We see tremendous potential with our relationships with Avaya and Expanets, the spin-offs of Lucent. We also extended the term of our joint venture agreement with Dell," said Albert R. Gamper Jr., CIT Chairman, President and CEO. "We continued to improve our operating efficiency ratio each quarter and have moved up our returns in each successive quarter of the year 2000. We remain committed to continue these improvements building upon our strong business franchises and strengthening our already solid balance sheet."

Financial Highlights:

      Total managed assets increased to $54.6 billion at September 30, 2000, up 2.4% from $53.4 billion at June 30, 2000 and up 6.2% from $51.4 billion at year-end. Growth in equipment financing and seasonal growth in factoring were somewhat offset by continued sales of non-strategic assets totaling over $300 million in the third quarter. Commercial managed assets increased to $47.3 billion at September 30, 2000 from $46.1 billion at June 30, 2000 and from $44.2 billion at December 31, 1999. Consumer managed assets were $7.3 billion at September 30, 2000 up from $7.2 billion at June 30, 2000 and unchanged from December 31, 1999. Total portfolio assets increased to $43.8 billion from $42.6 billion at June 30, 2000 and from $40.4 billion at year-end 1999. Third quarter business volume, excluding factoring, was $6.1 billion, unchanged from the second quarter of 2000, and an increase from $2.4 billion at September 30, 1999 due primarily to the Newcourt acquisition.

      Net finance margin improved to $370.5 million in the third quarter from $359.2 million for the second quarter of 2000 and $218.2 million in the third quarter last year. Third quarter net finance margin as a percentage of average earning assets was 3.61%, up from 3.53% for the second quarter of 2000 and down from 3.66% in the third quarter of 1999.

      Non-spread revenue for the third quarter of 2000 was $224.2 million, down from $232.3 million for the second quarter of 2000, compared to $81.9 million for the third quarter of 1999. As a percent of average earning assets, non-spread revenue was 2.18% for the third quarter of 2000 down from 2.28% in the second quarter of 2000, but up from 1.38% last year. The increase from the prior year reflects the broadened and more diversified revenue sources from 1999 acquisitions. The decrease from the second quarter reflects lower gains from equipment sales, $19.6 million compared to $39.4 million, partially offset by higher fees and other income, $126.8 million in the third quarter of 2000 compared to $121.1 million, and higher securitization gains, $26.9 million (10.7% of pretax income) compared to $23.0 million last quarter.

      Salaries and general operating expenses for the third quarter of 2000 totaled $250.2 million, $7.3 million lower than the second quarter of 2000 as we continued to realize integration savings. The efficiency ratio improved to 42.4% for the third quarter from 43.9% in the second quarter. Headcount was 7,300 at quarter end, down 955 and 100 from year-end 1999 and June 30, 2000, respectively.

      The provision for credit losses was $65.8 million in the 2000 third quarter, versus $64.0 million in the second quarter. Third quarter net charge-offs were $61.9 million, 0.74% of average finance receivables, compared to $60.7 million, 0.73%, in the second quarter. Commercial net charge-offs for the third quarter were 0.67% compared to 0.64% for the second quarter, while consumer net charge-offs were 1.21% for the third quarter compared to 1.34% for the second quarter. At September 30, 2000, the reserve for credit losses was $468.2 million, up from $460.3 million at June 30, 2000 and $446.9 million at December 31, 1999. As a percentage of finance receivables, the reserve for credit losses was 1.37% at September 30, 2000 compared to 1.39% at June 30, 2000, reflecting continuing changes in portfolio mix and seasonal growth in factoring.

      Total past dues, as a percentage of finance receivables, declined to 2.67% at September 30, 2000 from 2.80% at June 30, 2000. Commercial past dues as a percentage of finance receivables improved to 2.40% at September 30, 2000 from 2.59% at June 30, 2000 due to the improvements at the servicing centers that we consolidated earlier in the year. Consumer past dues, as a percentage of finance receivables, were 4.64% at September 30, 2000, up from 4.33% at June 30, 2000 reflecting seasonal trends. Total managed past dues, as a percentage of managed financial assets, declined to 3.02% at September 30, 2000 from 3.11% at June 30, 2000.

      CIT is hosting a conference call and simultaneous Webcast on October 27, 2000 at 11:00 a.m. to discuss its third quarter financial results. Both the call and Webcast are open to the general public. The conference call is available at the following numbers:

      o  United States: (888)303-1233
      o  International: (212)271-4602

Interested parties may also access the live call on the internet at: www.cit.com. Please go to the web site at least 15 minutes before the broadcast to register, download and install any necessary audio software. Following its completion, a replay of the call can be accessed 90 minutes after the call on the internet via www.cit.com or by calling in the U.S. (800)633-8284 or internationally (858)812-6440 using the passcode 16547888 (available until midnight, October 31, 2000).

Forward-Looking Statements:

      Certain statements contained in this document are forward-looking statements concerning our future earnings, financial condition and operations. These statements involve risks and uncertainties that may be difficult to predict. Forward-looking statements are based upon management's estimates of future economic conditions, fair values and future costs, using currently available information. Therefore, actual results may differ materially from those expressed or implied in those statements, due to various risks and uncertainties identified more fully in our 1999 Form 10-K.

About CIT:

      CIT is a leading diversified finance company offering vendor, equipment, commercial, factoring, consumer and structured financing capabilities. CIT operates extensively in the United States and Canada with strategic locations in Europe, Latin and South America, and the Pacific Rim. CIT has been in business since 1908 and is recognized as a leader in many of the markets it serves. For more information on CIT, visit the website at www.cit.com.

              (SEE ATTACHED TABLES FOR ADDITIONAL FINANCIAL DATA).

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                         CONSOLIDATED INCOME STATEMENTS
                     (In Millions, except per share amounts)

                                                                                  For the Quarter             For the Nine Months
                                                                                 Ended September 30,          Ended September 30,
                                                                                2000           1999           2000           1999
                                                                              ---------      ---------      ---------      ---------
                                                                                                     (unaudited)
Finance income                                                                $ 1,326.6      $   583.9      $ 3,857.2      $ 1,679.8
Interest expense                                                                  642.7          304.1        1,845.5          858.2
                                                                              ---------      ---------      ---------      ---------
   Net finance income                                                             683.9          279.8        2,011.7          821.6
Depreciation on operating lease equipment                                         313.4           61.6          932.9          176.9
                                                                              ---------      ---------      ---------      ---------
   Net finance margin                                                             370.5          218.2        1,078.8          644.7
Non spread revenue                                                                224.2           81.9          694.7          221.4
                                                                              ---------      ---------      ---------      ---------
   Operating revenue                                                              594.7          300.1        1,773.5          866.1
                                                                              ---------      ---------      ---------      ---------

Salaries and general operating expenses                                           250.2          110.2          775.9          324.0
Provision for credit losses                                                        65.8           32.2          191.4           77.9
Goodwill amortization                                                              22.7            4.9           63.8           13.1
Minority interest in subsidiary trust holding
   solely debentures of the company                                                 4.8            4.8           14.4           14.4
                                                                              ---------      ---------      ---------      ---------
   Operating expenses                                                             343.5          152.1        1,045.5          429.4
                                                                              ---------      ---------      ---------      ---------

   Income before provision for income taxes                                       251.2          148.0          728.0          436.7
Provision for income taxes                                                         95.0           51.1          276.5          151.6
                                                                              ---------      ---------      ---------      ---------
   Net income                                                                 $   156.2      $    96.9      $   451.5      $   285.1
                                                                              =========      =========      =========      =========

Basic net income per share                                                    $    0.60      $    0.60      $    1.73      $    1.77
Weighted average shares outstanding                                               259.9          160.5          261.5          160.9
Diluted net income per share                                                  $    0.60      $    0.60      $    1.72      $    1.76
Weighted average shares outstanding                                               262.0          161.5          262.8          162.0

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                              (Dollars in Millions)

                                                    September 30,   December 31,
                                                        2000           1999
                                                    -------------   ------------
                                                     (unaudited)
Assets
------

Financing and leasing assets
Loans and leases
   Commercial                                         $29,943.8      $27,119.2
   Consumer                                             4,168.1        3,887.9
                                                      ---------      ---------
      Finance receivables                              34,111.9       31,007.1
Reserve for credit losses                                (468.2)        (446.9)
                                                      ---------      ---------
      Net finance receivables                          33,643.7       30,560.2
Operating lease equipment, net                          6,785.6        6,125.9
Finance receivables held for sale                       2,616.2        3,123.7
Cash and cash equivalents                                 819.4        1,073.4
Goodwill                                                1,987.1        1,850.5
Other assets                                            2,475.3        2,347.4
                                                      ---------      ---------
   Total assets                                       $48,327.3      $45,081.1
                                                      =========      =========

Liabilities and Stockholders' Equity
------------------------------------

Debt
Commercial paper                                      $ 9,292.3      $ 8,974.0
Variable rate senior notes                              9,549.0        7,147.2
Fixed rate senior notes                                18,758.6       19,052.3
Subordinated fixed rate notes                             200.0          200.0
                                                      ---------      ---------
   Total debt                                          37,799.9       35,373.5
Credit balances of factoring clients                    2,485.7        2,200.6
Accrued liabilities and payables                        1,447.3        1,191.8
Deferred federal income taxes                             485.5          510.8
                                                      ---------      ---------
   Total liabilities                                   42,218.4       39,276.7
Company-obligated mandatorily redeemable
   preferred securities of subsidiary
   trust holding solely debentures
   of the Company                                         250.0          250.0
Stockholders' equity
Common stock                                                2.7            2.7
Paid-in capital                                         3,526.4        3,521.8
Retained earnings                                       2,469.3        2,097.6
Accumulated other comprehensive
   (loss) income                                           (1.8)           2.8
Treasury stock at cost                                   (137.7)         (70.5)
                                                      ---------      ---------
   Total stockholders' equity                           5,858.9        5,554.4
                                                      ---------      ---------
   Total liabilities and
      stockholders' equity                            $48,327.3      $45,081.1
                                                      =========      =========

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                              (Amounts in Millions)

MANAGED ASSETS BY STRATEGIC BUSINESS UNIT
-----------------------------------------

                                                         At September 30,   At December 31,   At September 30,
                                                               2000             1999               1999
                                                         ----------------   ---------------   ----------------
Equipment Financing:
  Finance receivables (1)                                   $13,179.2         $10,899.3         $ 8,745.9
  Operating lease equipment, net (1)                          2,093.1           1,066.2             849.9
                                                            ---------         ---------         ---------
   Total                                                     15,272.3          11,965.5           9,595.8
                                                            ---------         ---------         ---------
Capital Finance:
  Finance receivables                                         1,643.5           1,838.0           1,598.3
  Operating lease equipment, net                              3,447.3           2,931.8           2,807.0
  Liquidating portfolio (2)                                     190.1             281.4             324.9
                                                            ---------         ---------         ---------
   Total                                                      5,280.9           5,051.2           4,730.2
                                                            ---------         ---------         ---------
   Total Equipment Financing and Leasing Segment             20,553.2          17,016.7          14,326.0
                                                            ---------         ---------         ---------
Vendor Technology Finance:
  Finance receivables (1)                                     6,436.0           7,488.9                --
  Operating lease equipment, net (1)                          1,209.5           2,108.8                --
                                                            ---------         ---------         ---------
   Total Vendor Technology Finance Segment                    7,645.5           9,597.7                --
                                                            ---------         ---------         ---------
Structured Finance:
  Finance receivables                                         1,917.7           1,933.9                --
  Operating lease equipment, net                                 35.7                --                --
  Other - Equity Investments                                    274.4             137.3             115.8
                                                            ---------         ---------         ---------
   Total Structured Finance Segment                           2,227.8           2,071.2             115.8
                                                            ---------         ---------         ---------
Commercial Services                                           4,856.5           4,165.1           3,714.8
Business Credit                                               3,393.0           2,837.0           2,900.5
                                                            ---------         ---------         ---------
   Total Commercial Finance Segment                           8,249.5           7,002.1           6,615.3
                                                            ---------         ---------         ---------
   Total Commercial Segments                                 38,676.0          35,687.7          21,057.1
                                                            ---------         ---------         ---------
Home equity                                                   2,539.9           2,215.4           2,229.3
Manufactured housing                                          1,755.6           1,666.9           1,664.8
Recreational vehicles                                           547.6             361.2             486.8
Liquidating portfolio (2)                                       316.9             462.8             425.7
                                                            ---------         ---------         ---------
   Total Consumer Segment                                     5,160.0           4,706.3           4,806.6
                                                            ---------         ---------         ---------
   TOTAL FINANCING AND LEASING PORTFOLIO ASSETS              43,836.0          40,394.0          25,863.7
                                                            ---------         ---------         ---------
Finance receivables previously securitized:
  Commercial                                                  8,650.5           8,471.5                --
  Consumer                                                    1,662.5           1,987.0           2,106.9
  Consumer liquidating portfolio (3)                            480.1             580.8             643.1
                                                            ---------         ---------         ---------
   Total                                                     10,793.1          11,039.3           2,750.0
                                                            ---------         ---------         ---------
   TOTAL MANAGED ASSETS                                     $54,629.1         $51,433.3         $28,613.7
                                                            =========         =========         =========

(1) During the third quarter of 2000, we transferred approximately $1.7 billion of finance receivables and $1.0 billion of operating lease equipment from Vendor Technology Finance to Equipment Financing.

(2) Consists primarily of ocean going maritime and project finance. Capital Finance discontinued marketing to these sectors in 1997.

(3) In 1999, we decided to exit the recreational boat and wholesale loan product lines.


                                              For the Quarter         For the Nine Months
                                            Ended September 30,        Ended September 30,
NON SPREAD REVENUE                            2000       1999           2000        1999
------------------                           ------     ------         ------      ------
Fees and other income                        $126.8     $ 36.2         $369.3      $ 87.5
Factoring commissions                          39.2       31.1          115.9        84.1
Gains on securitizations                       26.9         --           68.9         5.3
Gains on sales of leasing equipment            19.6       14.6           80.8        44.5
Gains on venture capital investments           11.7         --           59.8          --
                                             ------     ------         ------      ------
                                             $224.2     $ 81.9         $694.7      $221.4
                                             ======     ======         ======      ======

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA

                                                                                    For the Quarter           For the Nine Months
Selected Data and Ratios                                                          Ended September 30,         Ended September 30,
                                                                                  2000          1999          2000          1999
                                                                                  ----          ----          ----          ----
Profitability
Net income per diluted share                                                   $     0.60    $     0.60    $     1.72    $     1.76
Net income per diluted share, excluding goodwill amortization                  $     0.67    $     0.62    $     1.93    $     1.81
Book value per common share                                                                                $    22.37    $    18.09
Return on average stockholders' equity                                               10.8%         13.5%         10.6%         13.6%
Return on average tangible stockholders' equity(1)                                   16.5%         15.3%         15.9%         15.1%
Return on AEA                                                                        1.52%         1.63%         1.50%         1.64%
Return on AMA(2)                                                                     1.22%         1.45%         1.18%         1.46%
Other
Net finance income as a percentage of AEA                                            6.66%         4.70%         6.66%         4.72%
Net finance margin as a percentage of AEA                                            3.61%         3.66%         3.57%         3.70%
Efficiency ratio(3)                                                                  42.4%         37.3%         44.1%         38.0%
Salaries and general operating expenses as a percentage of AMA(2)(3)                 1.96%         1.65%         2.03%         1.66%
Net credit losses as a percentage of average:
  Total finance receivables                                                          0.74%         0.48%         0.71%         0.44%
  Commercial finance receivables                                                     0.67%         0.31%         0.62%         0.25%
  Consumer finance receivables                                                       1.21%         1.17%         1.34%         1.16%
Volume securitized                                                             $  1,331.3    $       --    $  2,925.0    $  1,036.0
Gains on securitizations as a percentage of pretax income                            10.7%           --           9.5%          1.2%
Average Balances
Average Stockholders' Equity                                                   $  5,777.8    $  2,875.6    $  5,682.7    $  2,804.6
Average Finance Receivables                                                    $ 33,650.0    $ 21,082.1    $ 32,877.0    $ 20,549.5
Average Earning Assets                                                         $ 41,060.9    $ 23,818.5    $ 40,267.4    $ 23,213.9
Average Managed Assets                                                         $ 51,181.2    $ 26,750.8    $ 50,986.8    $ 25,969.2

                                                                                At September 30,    At June 30,    At December 31,
Credit Quality                                                                       2000              2000             1999
                                                                                     ----              ----             ----
60+ days contractual delinquency as a percentage of
     finance receivables
  Commercial                                                                         2.40%             2.59%            2.42%
  Consumer                                                                           4.64%             4.33%            4.62%
    Total                                                                            2.67%             2.80%            2.71%
60+ days managed financial asset contractual delinquency
     as a percentage of managed financial assets(4)
  Commercial                                                                         2.93%             3.09%            2.72%
  Consumer                                                                           3.49%             3.21%            3.49%
    Total                                                                            3.02%             3.11%            2.84%
Total non-performing assets as a percentage of finance                               2.34%             2.36%            2.05%
receivables(5)
Total non-performing managed assets as a percentage of managed
financial assets(4)                                                                  2.63%             2.55%            2.23%
Reserve for credit losses as a percentage of finance receivables                     1.37%             1.39%            1.44%
Capital and Leverage
Tangible stockholders' equity to managed assets(1)(6)                                7.55%             7.47%            7.69%
Debt (net of overnight deposits) to tangible stockholders'
equity(7)                                                                            9.09x             9.27x            8.75x

(1)   Tangible stockholders' equity excludes goodwill.
(2) "AMA" or "Average Managed Assets", represents the sum of average earning assets, which are net of credit balances of factoring clients, and the average of commercial and consumer finance receivables previously securitized and currently managed by the Company.
(3)   Amortization of goodwill is excluded from these ratios.
(4)   Managed financial assets exclude operating leases and Equity Investments.
(5) Total non-performing assets reflect both commercial and consumer finance receivables on non-accrual status and assets received in satisfaction of loans.
(6) Tangible stockholders' equity includes $250.0 million of Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely debentures of the Company.
(7) Total debt excludes, and stockholders' equity includes $250.0 million of Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely debentures of the Company.